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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM N-8A


                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

     A.   Name:

                Lincoln New York Account N for Variable Annuities

     B.   Address of Principal Business Office (No. & Street, City, State, Zip
          Code):

                120 Madison Street, Suite 1700
                Syracuse, NY  13202-2802

     C.   Telephone Number (including area code):

                1-888-223-1860

     D.   Name and Address of Agent for Service of Process:

                Robert O. Sheppard
                Lincoln Life Annuity Company of New York
                120 Madison Street, Suite 1700
                Syracuse, NY  13202-2802

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     E.   Check Appropriate Box::

          Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A.

          /X/ Yes                           No



                Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Syracuse and State of New York on this 23rd day of December, 1999.




                                              LINCOLN NEW YORK ACCOUNT N
                                              FOR VARIABLE ANNUITIES

                                              /s/ Joanne B. Collins
                                              ---------------------------------
                                              Joanne B. Collins, President


          Attest:


          /s/ Robert O. Sheppard
          ---------------------------------------
          Robert O. Sheppard
          Assistant Vice President